UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2005

Bionutrics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22011	86-0760991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2415 East Camelback Rd., Suite 700, Pheonix, AZ	85016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 508-0115

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01 Entry into a Material Definitive Agreement

On July 18, 2005, Bionutrics, Inc., a Nevada corporation (the “Registrant) entered into a Purchase Agreement (the “Agreement”) with John D. Copanos and John S. Copanos (collectively, the “Sellers”). The Agreement provides for the sale of all of the issued and outstanding stock of Kirk Pharmaceuticals, LLC, the Sellers being the sole owners of such stock, to the Registrant. Under the Agreement, the Registrant shall pay a total of $12,000,000 (the “Purchase Price”) to the Sellers. The Agreement provides that payment of the Purchase Price shall be made as follows: (i) $9,000,000 immediately payable at Closing and (ii) the additional $3,000,000 payable under the terms of a promissory note delivered at Closing. Until June 1, 2006, the Agreement may be terminated by any non-defaulting party upon written notice to the defaulting party that there has been a breach of the Agreement by the defaulting party or that the conditions of Closing have not been met.

Subject to the satisfaction of the conditions of Closing provided for in the Agreement, proper government approval and the Registrant obtaining the necessary financing, of which there can be no assurance, the Registrant expects the Closing to occur within the fourth quarter of 2005.

On July 22, 2005, the Registrant issued a press release announcing that it had entered into the Agreement with the Sellers; this press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(a)    Not applicable.

(b)    Not applicable.

(c)    Exhibits

10.1	Purchase Agreement, dated as of July 18, 2005 by and between Bionutrics, Inc. and John D. Copanos and John S. Copanos

99.1	Copy of the press release dated July 25, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2005

BIONUTRICS, INC.

By:	/s/ Ronald Howard Lane
Name: Ronald Howard Lane, PhD.
Title: President